CENTRAL BANCORP, INC.

                                 CODE OF ETHICS
                                       FOR
                        DIRECTORS, OFFICERS AND EMPLOYEES


GENERAL PHILOSOPHY

     The honesty, integrity and sound judgment of our directors, officers and employees is essential to Central Bancorp's reputation and success.

     This Code of Ethics governs the actions and working relationships of directors, officers and employees of Central Bancorp, Inc. and its subsidiaries and affiliates (collectively, "Central Bancorp") with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory organizations, the media, and anyone else with whom Central Bancorp has contact. These relationships are essential to the continued success of Central Bancorp as a financial services provider.

     This Code of Ethics:

          - Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

          -    Requires  full,  fair,   accurate,   timely  and   understandable
               disclosure in the periodic reports required to be filed by Central Bancorp with governmental and regulatory agencies.

          -    Requires compliance with applicable laws, rules and regulations.

          -    Addresses   potential  or  apparent  conflicts  of  interest  and
               provides guidance for directors, officers and employees to communicate those conflicts to Central Bancorp.

          - Addresses misuse or misapplication of Central Bancorp property and corporate opportunities.

          - Requires the highest level of confidentiality and fair dealing within and outside the Central Bancorp environment.

          -    Requires reporting of any illegal behavior.

IDENTIFICATION OF SENIOR EXECUTIVE AND FINANCIAL OFFICERS

     Certain provisions of this Code of Ethics apply to senior executive and financial officers but not to other employees. For purposes of this Code of Ethics, Central Bancorp's senior executive and financial officers shall consist of all officers with the title of Senior Vice President or higher, as well as Central Bank's Vice President and Controller. Except where otherwise specifically stated herein, this Code of Ethics applies to all directors, officers and employees.


CONFLICTS OF INTEREST

     A "conflict of interest" occurs when your private interest interferes or appears to interfere in any way with the interests of Central Bancorp. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as a director, officer or employee of Central Bancorp. Any position or interest, financial or otherwise, which could materially conflict with your performance as a director, officer or employee of Central Bancorp, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between Central Bancorp, its customers, suppliers or competitors or otherwise reflects negatively on Central Bancorp, would be considered a conflict of interest.


CONFIDENTIALITY

     Nonpublic information regarding Central Bancorp or its businesses, employees, customers and suppliers is confidential. As a Central Bancorp senior executive or financial officer, you are trusted with confidential information. You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of Central Bancorp, including family and friends, or with other employees who do not need the information to carry out their duties. Some employees may be required to sign a  confidentiality  agreement  in the course of  employment  at
Central  Bancorp.  All  directors,   officers  and  employees  remain  under  an
obligation to keep all information confidential even if your employment with Central Bancorp ends.

     The following is a non-exclusive list of confidential information:

          (i) Trade secrets, which include any business or technical information, such as formula, program, method, technique, compilation or information that is valuable because it is not generally known.

          (ii) All rights to any invention or process developed by an employee using Central Bancorp facilities or trade secret information, from any work for Central Bancorp, or relating to Central Bancorp's business, is considered to be "work-for-hire" under the United States copyright laws and shall belong to Central Bancorp.

          (iii)Proprietary information such as customer lists and customers' confidential information.

     Public and media communications involving Central Bancorp must be made only by Central Bancorp's Chief Executive Officer or his designee.


CORPORATE OPPORTUNITIES

     Using confidential information about Central Bancorp or its businesses, directors, officers, employees, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

     Title 18 U.S. Code, Section 215, makes it a criminal offense for any Central Bancorp employee to corruptly:

          (i) solicit for himself or herself or for a third party anything of value from anyone in return for any business, service or confidential information of Central Bancorp; or

          (ii) accept anything of value (other than normal authorized compensation) from anyone in connection with the business of Central Bancorp, either before or after a transaction is discussed or consummated.

     Directors, officers and employees are prohibited from:

          (i)  Personally  benefiting  from  opportunities  that are  discovered
               through   the  use  of  Central   Bancorp   property,   contacts,
               information or position.

          (ii) Accepting   employment  or  engaging  in  a  business  (including
               consulting or similar arrangements) that may conflict with the performance of your duties or Central Bancorp's interest.

          (iii)Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at Central Bancorp.

          (iv) Acting on behalf of Central Bancorp in any transaction in which you or your immediate family has a significant direct or indirect financial or other interest.

     There are certain situations in which you may accept a personal benefit from someone with whom you transact business such as:

          (i) Accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday). An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $100 from any one individual in any calendar year.

          (ii) Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

          (iii)Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by Central Bancorp as a business expense if the other party did not pay for it.


INSIDER TRADING

     It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving Central Bancorp common stock or other security while in possession of material information concerning Central Bancorp that has not been released to the general public, but which when released may have an impact on the market price of the Central Bancorp common stock or other equity security. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public material information concerning such company. Directors, officers and employees are advised that they are required to comply with the Central Bancorp, Inc. Insider Trading Policy. Directors, senior executive and financial officers and certain employees with access to sensitive information (those employees with such access have been notified by the Chief Financial Officer) are advised that they are required to comply with the Central Bancorp, Inc. Special Trading Procedures for Directors, Officers and Certain Employees with Access to Sensitive Information. Any questions concerning the propriety of participating in a Central Bancorp or other company stock or other security transaction should be directed to the Chief Financial Officer at (617) 629-4244. Copies of the Insider Trading Policy and the Special Trading Procedures are available to those subject to the policies from Central Bancorp's Chief Financial Officer.


EXTENSIONS OF CREDIT

     Central Bancorp's subsidiary bank may extend credit to any officer, director, or principal shareholder or employee of Central Bancorp only in compliance with Massachusetts and federal law and regulations and Central Bank's policy on Loans to Principal Shareholders, Directors, Officers and Employees (the "Loan Policy"). A copy of the Loan Policy is available from Central Bancorp's Chief Financial Officer.

OUTSIDE BUSINESS RELATIONSHIPS

     Directors and senior executive and financial officers should disclose all new directorships or potential directorships to the Chairman of the Audit Committee of the Board of Directors in order to avoid any conflicts of interest. Senior executive and financial officers of Central Bancorp are prohibited from holding outside employment. Other employees should notify their supervisors of outside directorships or employment to ensure it does not create a conflict of interest.

     Central Bancorp encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of your duties at Central Bancorp.


FAIR DEALING

     Each director, officer and employee should undertake to deal fairly with Central Bancorp's customers, suppliers, competitors and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

     Senior executive and financial officers and other employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that would in any way restrict or prohibit the performance of any duties or responsibilities of their positions with Central Bancorp. Copies of such agreements should be provided to the Vice President of Human Resources to permit evaluation of the agreement in light of the employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance if his or her duties for or on behalf of Central Bancorp.

     Directors, officers and employees should not directly or indirectly accept bequests under a will or trust if such bequests have been made to them because of their employment or service with Central Bancorp.


PROTECTION AND PROPER USE OF CENTRAL BANCORP PROPERTY

     All directors, officers and employees should protect Central Bancorp's property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact Central Bancorp's profitability, reputation and success. Permitting Central Bancorp property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Directors, officers and employees may not use corporate, bank or other official stationery for personal purposes.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     This Code of Ethics is based on Central Bancorp's policy that all directors, officers and employees comply with the law. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.


PREPARATION OF PERIODIC REPORTS FILED WITH GOVERNMENTAL AND REGULATORY AGENCIES

     Particular care is required in the preparation of Central Bancorp's filings ("Securities Reports") with the Securities and Exchange Commission ("SEC") pursuant the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC thereunder (collectively, the "Securities Laws"), as well as Central Bancorp's filings and communications (collectively, "Regulatory Reports") with federal and
Massachusetts bank regulatory authorities. It is essential that Central Bancorp's Securities Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of the Securities Laws for the protection of Central Bancorp and its stockholders and to engender public confidence in the information provided by Central Bancorp in its Securities Reports. Similarly, it is essential that Central Bancorp's Regulatory Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of applicable federal and state banking laws and regulations ("Banking Laws"). Accordingly, the directors, senior executive and financial officers and other officers and employees involved in the preparation of Securities Reports and Regulatory Reports must use their best efforts to ensure that Central Bancorp's Securities Reports and Regulatory Reports and other public communications made by Central Bancorp contain full, fair, accurate, timely and understandable disclosure and that Central Bancorp at all times complies in all material respects with the letter and spirit of the Securities Laws and the Banking Laws.


REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR AND VIOLATIONS OF THIS CODE OF ETHICS

     All directors, officers and employees are expected to demonstrate the ability to properly manage their personal finances, particularly the prudent use of credit. Central Bancorp recognizes that its customers must have faith and confidence in the honesty and character of its senior executive and financial officers. In addition to the importance of maintaining customer confidence, there are specific laws that outline the actions Central Bancorp must take regarding any known, or suspected, crime involving the affairs of Central Bancorp. With regard to financial affairs, a bank must make a criminal referral in the case of any known, or suspected, theft, embezzlement, check/debit card fraud, kiting, misapplication or other defalcation involving bank funds or bank personnel in any amount.

     Fraud is an element of business that can significantly affect the reputation and success of Central Bancorp. Central Bancorp requires its senior executive and financial officers and employees to talk to the Vice President of Human Resources, reporting directly to the Audit Committee of the Board of Directors, to report and discuss any known or suspected criminal activity involving Central Bancorp or its employees. If, during the course of employment, you become aware of any suspicious activity or behavior including concerns regarding questionable accounting or auditing matters, you must report violations of laws, rules, regulations or this Code of Ethics to the Vice President of Human Resources, reporting directly to the Audit Committee of the Board of Directors. Reporting the activity will not subject you to discipline absent a knowingly false report, and no supervisor or officer may discharge, demote, suspend, threaten, harass or discriminate in any manner against an employee who is seeking in good faith to lawfully report any violation of this Code of Ethics. Any concerns specifically regarding questionable accounting or auditing matters may be submitted in a confidential, anonymous manner in accordance with procedures established by the Audit Committee.


ADMINISTRATION AND WAIVER OF CODE OF ETHICS

     This Code of Ethics  shall be  administered  and  monitored  by the Central
Bancorp Vice President of Human Resources, reporting directly to the Audit Committee of the Board of Directors. Any questions and further information on this Code of Ethics should be directed to this individual.

     It is also the responsibility of the Vice President of Human Resources to annually reaffirm compliance with this Code of Ethics by all senior executive and financial officers, and to obtain a signed certificate that each senior executive and financial officer has read and understands the guidelines and will comply with them. Senior executive and financial officers will be required to sign a receipt form indicating they have read this Code of Ethics and will comply with its provisions.

     Directors, officers and employees of Central Bancorp are expected to follow this Code of Ethics at all times. Generally, there should be no waivers to this Code of Ethics. However, in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Audit Committee of the Board of Directors. The Audit Committee of the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver and the grounds for such waiver by directors, officers or employees shall be promptly disclosed to stockholders in a Current Report on Form 8-K.

     Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including immediate termination of employment in the case of employees.

     Central Bancorp will provide to any person without charge, upon request, a copy of this Code of Ethics. Such request should be made, in writing, to:
Corporate Secretary, Central Bancorp, Inc., 399 Highland Avenue, Somerville, MA 02144.